SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

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March 8, 2018

Dear Stockholder:

I am pleased to present the 2017 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, April 17, 2018, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on April 17, 2018

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, April 17, 2018, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

Proposal One: Election of twelve (12) directors for terms of one year each or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2017 compensation of the Company’s named executive officers as described in the Proxy Statement; and

Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2017 Annual Report and proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around March 8, 2018, which provides them with instructions on how to vote and how to access the 2017 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the 2017 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.

Stockholders of record at the close of business on February 21, 2018 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

March 8, 2018

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to be Held on April 17, 2018:

The Proxy Statement for the 2018 Annual Meeting, the Notice of the 2018 Annual Meeting, the form of proxy and the Company’s 2017 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON APRIL 17, 2018

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about March 8, 2018, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on April 17, 2018, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

Proposal One: Election of twelve (12) directors for terms of one year each or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2017 compensation of the Company’s named executive officers as described in this Proxy Statement; and

Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on February 21, 2018, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 49,661,132 shares of common stock outstanding held by 178 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes “for” will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters — Corporate Governance” for more information on the Majority Voting Policy.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve Proposal Two (advisory vote on 2017 executive compensation) and Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm). Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against Proposals Two and Three. Broker non-votes will have no effect on the outcome of Proposal Two. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The results of voting on Proposals Two and Three are advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on Proposals One or Two at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted on Proposal One (election of directors) or Proposal Two (advisory vote on 2017 executive compensation), you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you. Your bank, broker or other nominee will be permitted to vote on Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm) without instructions from you.

The individuals named as proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you send in a properly completed proxy but do not specify how the proxy is to be voted, the shares represented by your proxy will be voted to elect the twelve (12) director nominees, to approve, on an advisory basis, the 2017 compensation of our named executive officers, and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary – Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, approval, on an advisory basis, of 2017 executive compensation, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the persons designated as proxies on the proxy card.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Attn: Investor Relations, 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

Twelve (12) currently serving members of the board of directors have been nominated for re-election. Directors serve for a one-year term or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	70	Director; Chairman
C. Keith Cargill	65	Director; President and Chief Executive Officer
Jonathan E. Baliff	54	Director
James H. Browning	68	Director
David S. Huntley	59	Director
Charles S. Hyle	67	Director
Elysia Holt Ragusa	66	Director
Steven P. Rosenberg	59	Director
Robert W. Stallings	68	Director
Dale W. Tremblay	59	Director
Ian J. Turpin	73	Director
Patricia A. Watson	52	Director

Larry L. Helm has served as a director since January 2006 and was elected chairman of the board in May 2012. He currently serves as a Senior Advisor for Accelerate Resources, LLC, a company engaged in the acquisition of non-operated oil and natural gas properties and mineral interests located in the Permian Basin and other areas, a position he has held since August 2017. Prior to joining Accelerate Resources, he served as the Executive Vice President of Corporate Affairs at Halcón Resources from January 2013 to March 2016. Before Halcón Resources, he served as Executive Vice President, Finance and Administration, for Petrohawk Energy Corporation from June 2004 until its sale to BHP Billiton in July 2011. He served as Vice President-Transition with BHP Billiton prior to joining Halcón Resources in 2012. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and Chief Executive Officer of Bank One Dallas and head of U.S. Middle Market Banking.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as chairman of our board of directors and a member of the Risk Committee.

C. Keith Cargill has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer and as a director of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. His many years of experience as a banker and his leadership in building our Company make him well qualified to serve as a director.

Jonathan E. Baliff has served as a director since July 2017. Mr. Baliff currently serves as President and Chief Executive Officer and as a director of Bristow Group, Inc., positions he has held since July 2014. He previously served as Bristow Group’s Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Prior to joining Bristow, he served as Executive Vice President-Strategy at NRG Energy, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, he was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings, most recently as Managing Director. Mr. Baliff started his career at Standard and Poor’s and then JP Morgan’s natural resources group. He also served on active duty in the U.S. Air Force from 1985 until his retirement in 1993 with the rank of Captain.

Mr. Baliff has extensive financial and leadership experience serving in executive roles with other public companies. His focus on corporate strategy, coupled with banking experience earlier in his career, makes him highly qualified to serve as a director and member of the Risk Committee.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner, and also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as chairman of the board and member of the Audit Committee, Governance and Nominating Committee and Compensation Committee of RigNet Inc., a global provider of digital technology solutions serving remote locations. He also currently serves as a director of Herc Holdings, Inc., a NYSE listed full-service equipment rental company, where he chairs the Audit Committee and is a member of the Finance Committee.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and the chairman of our Audit Committee, where he has been designated a financial expert. He also serves as a member of the Governance and Nominating Committee.

David S. Huntley has served as a director since January 2018. Mr. Huntley currently serves as Senior Executive Vice President and Chief Compliance Officer of AT&T, Inc., a position he has held since December 2014. AT&T Inc. is a leading provider of communications and digital entertainment services in the United States and the world. He served as Senior Vice President and Assistant General Counsel for AT&T Advertising Solutions and AT&T Interactive from September 2010 to May 2012. From June 2009 to September 2010, Mr. Huntley served as Senior Vice President of AT&T’s Mobility Customer Service Centers. He held positions of increasing responsibility in external affairs, wireless operations, mergers and acquisitions, data operations and other areas within AT&T since joining the company in 1994.

Mr. Huntley’s compliance and legal expertise, as well as his experience developing policies to safeguard the privacy of customer and employee information, make him highly qualified to serve as a director and member of the Audit Committee.

Charles S. Hyle has served as a director since October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management–Barclays Capital–London.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges we will face as we continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and the chairman of our Risk Committee. He also serves as a member of the Audit Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She currently serves as President of RCubetti, LLC, a business operations, investment, and sales advisory firm. She served as an International Director of Jones Lang LaSalle from July 2008 until her retirement in December 2017. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She previously served as a director of Fossil Group, Inc., a maker of watches and other apparel and accessories, where she served as a member of the Compensation Committee and chaired the Nominating and Corporate Governance Committee.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company and make her well qualified to serve as a director, as chairman of our Governance and Nominating Committee and as a member of the Human Resources Committee.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997. He served as President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, from May 2007 until his retirement in January 2018. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Nominating and Corporate Governance Committee and is an Audit Committee member.

Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Risk Committee and the Bank’s Trust Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and Chief Operating Officer, and became President and CEO in April 2001. He previously served as President for The Quaker Oats Company’s worldwide foodservice division and formerly was a member of the Michigan State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, where he serves as a member of the Audit Committee and serves as chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.

Ian J. Turpin has served as a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios. From 1989 through 2015 he served as CEO of BusinesSuites, LP, a provider of serviced office space.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the board of directors. Mr. Turpin’s background in public accounting also qualifies him as an Audit Committee financial expert, supporting his service as a member of the Audit Committee and the Governance and Nominating Committee.

Patricia A. Watson has served as a director since February 2016. She serves as the Senior Executive Vice President and Chief Information Officer of TSYS, a global payment solutions provider for financial and non-financial institutions. Prior to joining TSYS in September 2016 she served as Vice President and Global Chief Information Officer for The Brinks Company. Prior to joining Brinks she worked with Bank of America for more than 14 years in technology positions of increasing responsibility. She spent 10 years in the United States Air Force as executive staff officer, flight commander and director of operations. Ms. Watson currently serves as a director of Rockwell Automation, Inc., where she is a member of the Audit Committee and the Technology and Corporate Responsibility Committee.

Ms. Watson’s expertise in information technology and security in the financial services and payments industries, as well as her strategic leadership skills, make her highly qualified to serve as a director and member of the Audit Committee.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes “For” will be elected.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis, commonly referred to as a “say-on-pay” vote. We have held a say-on-pay vote annually since the Company’s 2011 Annual Meeting of Stockholders.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-based programs, which are directly tied to performance and creation of stockholder value, coupled with a competitive level of base compensation. Our objective is that the NEOs should have a substantial portion of total compensation derived from performance-based incentives. At our 2017 Annual Meeting of Stockholders, we received the affirmative support of 96.6% of votes cast in favor of our executive compensation.

The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2018 vote when making future decisions regarding compensation of the NEOs. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices with respect to their compensation described in this Proxy Statement. Your vote on Proposal Three is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2017 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2017 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402, including the Compensation Discussion and Analysis, the compensation tables and the narrative executive compensation disclosures to the compensation tables included in this Proxy Statement.

Proposal Two requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Proposal 3 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal 2018. Stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.

The ratification of Ernst & Young LLP’s appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings and one special meeting during 2017. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2017.

Corporate Governance

The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.

Among the policies addressed in the Guidelines are the following:

•

Majority Voting Policy.    Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

•

Retirement policy.    A director who reaches the age of 75 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board.

•	Separation of Chairman and CEO duties. The position of chairman of the board is to be held by an independent director.

•

Limits on other board service.    No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the chairman of the board may serve on no more than two other public company boards (one if serving as chairman).

•

Board composition and independence.    No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Mr. Cargill qualify as independent under these standards.

•

Term limits.    The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations and continuing education as contemplated by the Guidelines.

•

Review of significant responsibility changes.    Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

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Director compensation.    Director compensation includes a substantial equity component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

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Director stock ownership.    The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation — Compensation Discussion and Analysis”, the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements.

•

Access to independent advisors.    The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•

Annual evaluation.    The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•

Executive sessions of the board of directors and committees.    The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

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Prohibition of poison pill.    Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Hedging of Company securities prohibited.    All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.

Pledging of Company securities prohibited.    Directors and officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Risk Management

Our board of directors oversees an enterprise-wide approach to risk management, intended to support the achievement of strategic objectives to optimize our organizational performance and enhance stockholder value while operating within the guidelines of our risk appetite statement. While the board of directors has the ultimate oversight responsibility for the risk management process, the board has authorized various committees to provide primary oversight of the Company’s enterprise risk management program. In addition, management has appointed a Risk Management Committee (“RMC”) comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management. Annually, the RMC updates our risk appetite statement and establishes various risk tolerances, which are ultimately approved by the board. Specific responsibilities for the board’s committees are discussed in more detail below.

Director Independence

The board of directors has determined that each director other than Mr. Cargill qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and chairman positions are separated under the Company’s board leadership structure. Larry L. Helm acts as the non-executive chairman and C. Keith Cargill serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

The board of directors is responsible for oversight of management and the business and affairs of the Company, including the management of risk. The board of directors has delegated various aspects of its risk oversight responsibilities to the board’s committees. In April of 2017 we established a Risk Committee of the board of directors to align the Company’s governance structure to provide a more specific focus on risk oversight. The Audit and Risk Committee was renamed the Audit Committee and its enterprise risk oversight responsibilities were transferred to the Risk Committee. The Risk Committee replaced the Credit Risk Committee, and assumed its responsibilities with regard to credit risk oversight. The Audit Committee assists the board of directors in monitoring the Company’s financial reporting risk, which includes the sufficiency of the allowance for loan and lease losses. The Risk Committee is charged with oversight of the Company’s policies and processes related to identification, assessment, monitoring and management of market risk, interest rate risk, credit risk, liquidity risk, price risk, operational risk, regulatory compliance risk, strategic risk, legal risk, reputational risk and other material business risks, including the establishment of a comprehensive risk framework for the Company and setting and monitoring the risk appetite of the Company. The Human Resources Committee, in conjunction with its annual review and approval of the compensation of the Company’s CEO and senior management, considers whether the Company’s incentive plans encourage participants to take risks that would be reasonably likely to have a material adverse impact on the Company, and to the extent necessary, reviews and discusses with management any related risk mitigation features and disclosures determined to be advisable.

The Risk Committee provides oversight to the RMC. The RMC reports to the Risk Committee at least quarterly with respect to its risk-related activities. The Chief Risk Officer (“CRO”) has a direct reporting relationship to the Risk Committee. Additionally, the Audit Committee receives reports from the CRO and the Internal Audit Department regarding management’s compliance with the Company’s risk appetite statement and applicable risk-related policies, procedures and tolerances that impact the Company’s financial reporting and related internal controls and regulatory compliance.

Committees of the Board of Directors and Meeting Attendance

The board of directors had four standing committees during 2017. A general description of the functions performed by each committee and committee membership as of the date of this Proxy Statement is set forth below.

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Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are Elysia Holt Ragusa (chair), James H. Browning and Ian Turpin. Each member of the Committee is an independent director. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met five times during 2017.

The Governance and Nominating Committee considers industry knowledge and other business expertise, personal traits such as character, integrity and wisdom, and the candidate’s understanding of business operations, marketing, finance or other aspects relevant to the success of a large publicly traded corporation in today’s business environment, among other factors, when evaluating candidates for the Company’s board of directors. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills, but also considering other dimensions of diversity, including gender and cultural background. These considerations ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is an important component in ensuring that the board exercises good judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

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Audit Committee.    The Audit Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, internal control and regulatory and legal compliance. The Audit Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, the Company’s methodology for establishing the allowance for loan and lease losses and the sufficiency of quarterly provisions for loan and lease losses, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit Committee which is available on the Company’s website at www.texascapitalbank.com. The Audit Committee appoints the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls, and evaluates problem areas having a potential financial or regulatory impact on the Company that may be brought to the Committee’s attention by management, the independent registered public accounting firm, the board of directors or by employees or other sources, including the Company’s confidential “hotline” maintained to allow employees to make confidential reports of matters requiring attention. The Audit Committee is comprised of five directors, each of whom is independent in accordance with applicable SEC rules and the Nasdaq

Stock Market Listing Rules: James H. Browning (chair), David S. Huntley, Charles S. Hyle, Ian J. Turpin, and Patricia A. Watson. The Audit Committee met five times during 2017.

The board of directors has determined that all of the committee’s members are able to read and understand fundamental financial statements as contemplated by the current listing standards of the Nasdaq Stock Market. The board of directors also determined that three members qualify as “audit committee financial experts” as defined by the SEC and also satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

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Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive and incentive bonus programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Each member of the HR Committee is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules. The HR Committee members are Dale W. Tremblay (chair), Elysia Holt Ragusa and Steven P. Rosenberg. The HR Committee met nine times during 2017. For more information regarding the HR Committee’s processes and procedures for the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” later in this Proxy Statement.

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Risk Committee.    The Risk Committee oversees the Company’s policies and processes related to risk identification, assessment, monitoring and management, including the establishment of a comprehensive risk framework for the Company and setting and monitoring the risk appetite of the Company. The Committee also oversees the activities of the RMC, which is chaired by the Company’s CRO and includes the Company’s CEO, Chief Financial Officer (“CFO”), Chief Accounting Officer and the Bank’s director of technology and operations. The Risk Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. The Risk Committee members are Charles S. Hyle (chair), Jonathan E. Baliff, Preston M. Geren III, Larry L. Helm and Robert W. Stallings. Each member of the Committee is an independent director. The Risk Committee met four times during 2017, twice as the formerly named Credit Risk Committee and twice as the Risk Committee.

Communications with the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit stockholder correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2017.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board

Auditing Standard, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 14, 2018.

This report is submitted on behalf of the Audit Committee of the board of directors of Texas Capital Bancshares, Inc.

James H. Browning, Chair

David S. Huntley

Charles S. Hyle

Ian J. Turpin

Patricia A. Watson

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its CEO, CFO and controller. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 21, 2018 concerning the beneficial ownership of the Company’s common stock by: (a) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, (b) each director, director nominee and named executive officer (“NEO”), and (c) all of the Company’s executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable or vest within 60 days of February 21, 2018 are deemed exercised and outstanding.

Persons Known to Company Who Own More Than 5% of Outstanding Shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
BlackRock, Inc. and certain affiliates	5,308,145	(1)	10.69%
The Vanguard Group, Inc. and certain affiliates	4,195,949	(2)	8.45%
State Street Corporation and certain affiliates	3,047,309	(3)	6.14%
T. Rowe Price Associates, Inc.	2,901,045	(4)	5.84%

*	Percentage is calculated on the basis of 49,661,132 shares, the total number of shares of common stock outstanding on February 21, 2017.

(1)

As reported by BlackRock, Inc. on a Schedule 13G/A filed with the SEC on January 19, 2018, as of December 31, 2017, reporting sole voting power with respect to 5,202,688 shares and sole dispositive power with respect to 5,308,145 shares. Its address is 55 East 52nd St., New York, NY 10055.

(2)	As reported by The Vanguard Group, Inc. on a Schedule 13G/A filed with the SEC on February 12, 2018, as of December 31, 2017, reporting sole voting power with respect to 87,196 shares, shared voting power with respect to 5,541 shares, sole dispositive power with respect to 4,107,435 shares and shared dispositive power with respect to 88,514 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	As reported by State Street Corporation on a Schedule 13G/A filed with the SEC on February 13, 2018, as of December 31, 2017, reporting shared voting power with respect to 3,047,309 shares and shared dispositive power with respect to 3,047,309 shares. Its address is One Lincoln St., Boston, MA 02111.

(4)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G/A filed with the SEC on February 14, 2018, as of December 31, 2017, reporting sole voting power with respect to 573,680 shares and sole dispositive power with respect to 2,901,045 shares. Its address is 100 East Pratt St., Baltimore, MD 21202.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	15,140	(2)	*
Julie L. Anderson	23,757		*
Jonathan E. Baliff	666	(3)	*
Peter B. Bartholow	11,725		*
James H. Browning	10,593	(4)	*
C. Keith Cargill	51,711		*
Preston M. Geren III	4,618	(5)	*
Larry L. Helm	20,950	(6)	*
John D. Hudgens	4,549		*
David S. Huntley	522	(7)	*
Charles S. Hyle	2,118	(8)	*
Elysia Holt Ragusa	4,393	(9)	*
Steven P. Rosenberg	36,593	(10)	*
Robert W. Stallings	7,193	(11)	*
Dale W. Tremblay	5,593	(12)	*
Ian J. Turpin	34,168	(13)	*
Patricia A. Watson	2,307	(14)	*
All executive officers and directors as a group	236,596		0.48	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 49,661,132 shares, the total number of shares of common stock outstanding on February 21, 2018.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 13,451 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners.

(3)	Includes 25 shares held by Mr. Baliff. Also includes 641 shares of restricted common stock as to which restrictions lapse as to one third of the shares on each of July 18, 2018, 2019, and 2020, but for which he has voting power.

(4)	Includes 7,360 shares held by Mr. Browning. Also includes 233 RSUs that will vest within 60 days and 3,000 vested SARs.

(5)	Includes 4,385 shares held by Mr. Geren. Also includes 233 RSUs that will vest within 60 days.

(6)	Includes 11,717 shares held by Mr. Helm. Also includes 233 RSUs that will vest within 60 days and 9,000 vested SARs.

(7)	Includes 21 shares held by Mr. Huntley. Also includes 501 shares of restricted common stock as to which restrictions lapse as to one third of the shares on each of January 23, 2019, 2020, and 2021, but for which he has voting power.

(8)	Includes 1,885 shares held by Mr. Hyle. Also includes 233 RSUs that will vest within 60 days.

(9)	Includes 4,160 shares held by Ms. Ragusa. Also includes 233 RSUs that will vest within 60 days.

(10)	Includes 27,360 shares held by Mr. Rosenberg. Also includes 233 RSUs that will vest within 60 days and 9,000 vested SARs.

(11)	Includes 6,360 shares held by Mr. Stallings. Also includes 233 RSUs that will vest within 60 days and 600 vested SARs.

(12)	Includes 5,360 shares held by Mr. Tremblay. Also includes 233 RSUs that will vest within 60 days.

(13)	Includes 6,339 shares held by Mr. Turpin. Also includes 5,951 shares held by Johnson Management Trust, 14,641 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee. Also includes 233 RSUs that will vest within 60 days and 5,100 vested SARs.

(14)	Includes 1,583 shares held by Ms. Watson. Also includes 233 RSUs that will vest within 60 days and 491 shares of restricted common stock as to which restrictions will lapse on February 16, 2019, but for which she has voting power.

EXECUTIVE COMPENSATION

Executive Officers

Our named executive officers (“NEOs”) for 2017, and the positions held by them on December 31, 2017 are:

C. Keith Cargill, President and CEO of the Company and President and CEO of Texas Capital Bank. Mr. Cargill, age 65, has served as President and CEO of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Julie L. Anderson, CFO, Chief Accounting Officer and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 49, has served as the Company’s CFO since July 2017, and as Chief Accounting Officer since December 2003. She assumed the role of CFO of Texas Capital Bank in July 2013 and the role of Corporate Secretary in May 2014. She served as the Company’s Controller from February 1999 to June 2017.

Peter B. Bartholow, COO of the Company and COO of Texas Capital Bank. Mr. Bartholow, age 69, retired from the Company effective December 31, 2017. Prior to his retirement he served as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. He also served as CFO of the Company from October 2003 through June 2017. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp. and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

John D. Hudgens, Chief Risk Officer of the Company and Chief Risk Officer of Texas Capital Bank. Mr. Hudgens, age 62, assumed the role of chairman of the Company’s Risk Management Committee in 2009, and in that role became the Chief Risk Officer of Texas Capital Bank. Additionally, he has served as the Company’s Chief Risk Officer since May 2014. He also served as Chief Credit Officer of Texas Capital Bank from January 1999 to August 2016.

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 61, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs and explains our compensation philosophy, policies and practices with respect to the NEOs identified above.

In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

2017 Financial Highlights

•	Net income of $197.1 million, increasing 27% from 2016 and 36% from 2015;

•	Net interest income of $761.3 million compared to $639.8 million in 2016;

•	Earnings per share of $3.73 compared to $3.11 in 2016 and $2.91 in 2015;

•	18% increase in traditional loans held for investment;

•	16% increase in total mortgage finance loans, including mortgage correspondent aggregation (“MCA”) loans;

•	12% increase in deposits compared to prior year; and

•	Efficiency ratio of 55.8%.

The Company performed well in 2017, reporting record net income of $197.1 million, which includes the negative impact of a $17.6 million ($0.35 per share) write-off of our deferred tax asset as a result of the enactment of the Tax Cuts and Jobs Act in December 2017. We benefitted from continued growth in both traditional loans held for investment, which increased 18%, and total mortgage finance loans, including MCA loans, which increased 16% in 2017 compared to 2016. At the same time we maintained strong credit discipline, evidenced by decreases in provision expense and net charge-offs in 2017 compared to 2016, achieved significant growth in deposits and controlled expenses despite increases in costs due to the continued build out of our operations to support our growth and regulatory compliance. Our net interest income reached a record of $761.3 million, primarily due to an increase of $1.6 billion in average earning assets as well as the effect of increases in interest rates on loan yields. These results were accomplished organically without dilutive acquisitions and are consistent with the Company’s high level of performance over the past five years. At $3.73 per share, 2017 was the best earnings per share (“EPS”) year for our stockholders in our history.

Executive Summary

Our compensation philosophy demands that executive compensation track appropriately to the Company’s economic performance, not just management’s performance. The HR Committee and the board of directors believe that our management’s overall performance in 2017 was outstanding.

The HR Committee believes that executive pay and performance of the Company continue to be strongly aligned. We increased the base compensation of our NEOs in 2017 to address specific instances of increased responsibilities and performance expectations as well as to maintain reasonable parity with the 50th percentile of our compensation peer group.

Average payouts of annual cash incentive to the NEOs for 2017 ranged between 83% and 119% of the executive’s base salary, with an average payout of 99%. This compares to a 2016 payout range of 55% to 84%, with an average 2016 payout of 70%, and a 2015 payout range of 47% to 57%, with an average 2015 payout of 48%. In each of 2017, 2016 and 2015 the HR Committee set the aggregate incentive amount, or pool, at 8%, 8%, and 7%, respectively, of pre-tax, pre-annual incentive income based on the committee’s consideration of the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. For 2017, the HR Committee used net income and new business pre-tax pre-provision (“PTPP”) net income to determine incentive compensation payouts, as further described under Annual Incentive Compensation below. New business for this purpose included our private wealth, municipal finance, asset-based lending, franchise and Small Business Administration lines of business. The financial parameters set for each year’s short-term incentive compensation place an effective cap on the amounts that may be awarded and limit the HR Committee’s discretion in determining the payout.

As described in more detail below under “Equity Incentive Philosophy,” the HR Committee determined that long-term incentives granted in 2015 and subsequent years to the NEOs will be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of common stock directly owned by the NEOs. The grants of these stock-settled awards in 2015, 2016 and 2017 are reflected in the 2017 Summary Compensation Table under the column labeled “Stock Awards.” The accounting for and proxy statement presentation of stock-settled awards is different from cash-settled units. Stock-settled awards are required to be recognized as compensation expense in the year they are granted based upon an analysis of the probable outcome of the award to the NEO over the ensuing three years, without regard to whether the awards actually vest in future years. Cash-settled awards, on the other hand, are only recognized when they vest, in the amount paid to the NEO. These awards, when vested, appear in the 2017 Summary Compensation Table as “Non-Equity Incentive Plan Compensation” under the column labeled “Long-Term Incentive Plan Compensation.”

As a result of the disparity in accounting treatment and proxy statement disclosure between cash-settled and stock-settled units, the 2017 Summary Compensation Table disclosures for 2015 and 2016 effectively double-count the long-term incentive awards to the NEOs (2016 and 2017 for Ms. Anderson, who did not receive a stock-settled long-term incentive award in 2015), making their 2015 and 2016 total compensation amounts appear larger than were actually realized.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following objectives for our executive compensation programs:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

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to allow the Company and the Bank to attract and retain highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives;

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at competitive levels; and

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to assure that the NEO’s objectives have been achieved without imposing excessive risk to stockholders and that appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth have been maintained.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of competitive base salary and incentive compensation, including cash and equity-based programs, which are directly tied to performance and creation of stockholder value. The objective for the executive officers and key employees is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee meets throughout the year, including informal conferences, formal meetings and discussions with consultants and management and review of compensation-related materials. The HR Committee works with executive management, primarily our CEO, in assessing the compensation approach and levels for our executive officers and key employees, other than the CEO’s compensation. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of peer group data. The HR Committee also reviews and recommends to the board the Company’s annual and long-term incentive plans for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s experience, performance and contribution to the Company, the achievement of strategic goals, external equity and market value, internal equity, fairness and retention priority. The various components of the compensation programs for the NEOs are discussed below in the “Executive Compensation Program Overview.” There are no material differences in compensation policies for each of the five NEOs, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four NEOs other than the CEO, the CEO makes recommendations to the HR Committee about each of their individual total compensation levels. The HR Committee may delegate to the CEO the allocation of certain salary increases or annual incentive amounts for the other four NEOs.

Compensation Risk Oversight

The HR Committee regularly reviews all compensation plans to identify whether any of the Company’s or the Bank’s compensatory policies or practices incentivize behavior that creates excessive or unnecessary risk to the Company. In 2016, the HR Committee conducted its biennial compensation risk assessment with the assistance of Frederic W. Cook & Co, Inc., its independent compensation advisor. In 2017 the Committee reviewed the 2016 risk assessment in view of current developments. Based upon the results of these assessments the HR Committee determined that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Communication with Stockholders

The HR Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2017 annual meeting of stockholders received an affirmative vote of 96.6% in favor of our 2016 executive compensation. The Company maintains active engagement with our stockholders, communicating directly with the holders of more than 80% of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage stockholders to communicate with us regarding our corporate governance and executive compensation. We report any communications from stockholders on these subjects to the HR Committee or the Governance and Nominating Committee, as appropriate.

Clawback of Incentive Compensation

Our Corporate Governance Guidelines include a policy providing that incentive compensation payable to our NEOs under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the HR Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.

Equity Incentive Philosophy

Beginning in 2015, the Company issued stock-settled RSUs to its NEOs as the primary component of its long-term equity incentive program, a portion of which vest based on the attainment of certain performance metrics developed by the HR Committee and the balance of which vest on the third anniversary of the date of grant if the NEO is employed by the Company or is eligible for approved retirement. The issuance of equity incentives to be settled in shares of common stock rather than cash supports the accumulation of larger amounts of directly-owned shares of common stock by the NEOs. It is expected that grants in future years will similarly emphasize the accumulation of direct ownership of common stock.

The HR Committee believes that the direct ownership of substantial amounts of common stock combined with stock-settled incentives issued over the past three years have combined to strongly align the interests of the Company’s senior executive officers with the interests of stockholders.

The following table is provided to indicate the substantial value at risk (VAR) for each of the NEOs resulting from their directly owned common stock, unvested RSUs and unvested cash-settled units as of December 31, 2017.

Name	Shares Owned(A)	Unvested Stock-Settled RSUs(B)	Unvested Cash-Settled Units		Value at Risk(E)	VAR as % of 2017 Base Salary
C. Keith Cargill	46,981	54,208	—		$9,198,080	1009%
Julie L. Anderson	23,757	13,575	3,415	(C)	3,703,902	851%
Peter B. Bartholow	15,000	12,629	15,477	(D)	3,918,335	774%
John D. Hudgens	2,983	22,356	—		2,303,315	479%
Vince A. Ackerson	13,634	22,016	—		3,240,585	667%

(A)	Shares owned do not include the purchase of 2,000 shares by Mr. Cargill or disposal of 5,000 shares by Mr. Bartholow occurring subsequent to December 31, 2017.

(B)	Represents RSUs subject to vesting in 2018, 2019 and 2020 based upon award grants made in 2015, 2016 and 2017 to then-serving NEOs based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.”

(C)	Represents time-vested cash-settled units subject to vesting in 2018, 2019 and 2020 based upon award grants made in 2014, 2015 and 2016 to Ms. Anderson.

(D)	Represents grants of time-vested RSU’s made to Mr. Bartholow in 2015, 2016 and 2017 that, in connection with his retirement in 2017, were modified into time-vested cash-settled units subject to vesting in 2018, 2019 and 2020, as well as a non-equity incentive plan award of 2,848 cash-settled units granted to Mr. Bartholow in connection with retirement in 2017. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement.

(E)	Based on December 1, 2017 stock price of $90.90, as contemplated by the executive stock ownership guidelines.

The HR Committee considers the returns realized by stockholders through increases or decreases in the price of the Company’s common stock in the course of establishing NEO equity incentive compensation performance targets and in determining annual incentive compensation and vesting of long-term performance-based incentives, but has determined that it would be inappropriate to base specific incentive compensation award amounts or vesting determinations on stockholder return measures such as total stockholder return. This is primarily based upon concern that the Company’s NEO compensation measures not incent excessive risk-taking behavior in times such as 2015, 2016, and 2017 when market perceptions of matters outside of our executives’ control, such as future commodity price risk, interest rate changes, tax law changes or the expectation of future easing of regulatory compliance costs, introduce significant volatility into our stock price.

The Company’s NEO compensation arrangements place a large amount of each individual’s future compensation “at risk” relative to the performance of the Company’s common stock. Our NEOs’

significant investments in our common stock, as required by our executive stock ownership guidelines, also make our executives sensitive to declines in our stock price. Our performance measures such as EPS, return on assets (“ROA”) and increases in tangible book value (“TBV”) that are based on the Company’s financial performance take into account the importance of balancing the risk appetite and risk management framework established by the board of directors, regulatory expectations for safe and sound operation of a federally insured bank and the desire and ability of our executive leadership and employees to achieve long-term, sustainable growth in stockholder value.

Executive Stock Ownership Guidelines

Our Corporate Governance Guidelines include stock ownership guidelines for the NEOs in order to further align their interests with the long-term interests of stockholders. NEOs are expected to own common stock having a value of at least three times their base compensation (five times for the CEO), and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of this policy. All of the currently serving NEOs are in compliance with the Company’s stock ownership policy, and as of the date of this Proxy Statement Mr. Cargill and Ms. Anderson have reached the target level of share ownership.

Role of the Compensation Consultant

The HR Committee engaged the services of independent executive compensation consulting firm Frederic W. Cook & Co, Inc. (“Cook”) for 2015, 2016 and 2017. Cook reported to and acted at the direction of the HR Committee. The HR Committee has engaged Pearl Meyer & Partners, LLC as its independent executive compensation consulting firm for 2018.

The HR Committee looks to its compensation consultant to provide:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•

advice regarding the establishment and administration of executive compensation plans or arrangements that provide benefits to executive officers of the Company in alignment with the objectives of the Company and the interests of stockholders; and

•	recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year and engaged Cook to perform that review most recently in 2016, which we refer to as the Cook 2016 Review. The HR Committee has used the Cook 2016 Review to inform its 2016 and 2017 compensation decisions. Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. Cook assisted the HR Committee in its review of total direct compensation for the NEOs, including a review of 2016 incentive compensation and 2017 base salaries for the NEOs, as discussed under “Base Salary” below. To assist in determining 2017 and 2018 base salaries and 2017 incentive compensation, the HR Committee used the Cook 2016 Review and market data regarding performance of comparable financial services companies as well as consideration of the Company’s financial performance and each NEO’s individual performance. The next executive compensation market/peer review will be performed in 2018.

Cook provided its executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Cook’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Cook was independent.

Peer Company Compensation Data

The HR Committee and Cook, with input from the Company’s management, established the Company’s compensation peer group in connection with the Cook 2016 Review and will reevaluate the peer group in 2018. The peer group consists of thirteen bank holding companies and one bank that file public reports and have business operations in commercial banking and financial services. The peer institutions were identified as having assets, long-term performance and market capitalization comparable to the Company. The 2017 peer group is the same as used in 2016 except for the removal of two companies that were acquired. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. The peer group used in 2017 includes the following companies:

BOK Financial Corporation

Cullen/Frost Bankers, Inc.

First Midwest Bancorp, Inc.

IberiaBank Corporation

MB Financial, Inc.

PacWest Bancorp

Pinnacle Financial Partners, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF Financial Corporation

TrustMark Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

The HR Committee targets total compensation paid to the Company’s executive officers to be aligned with the 50th percentile of the Company’s peer group. Some executive officers may be below the 50th percentile, while some may be above, depending on the facts and circumstances of each executive including experience, time in position, and performance.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, consisting of RSUs; and

•	other standard retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of fixed compensation to our executives and to reflect their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality necessary to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the CEO and for the other NEOs based upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for each executive officer, including the equity-based compensation provided under long-term compensation plans. The Company intends for total compensation levels to be consistent with competitive practices of our peer group companies and each executive’s level of responsibility.

The HR Committee determines the level of periodic salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

After considering these factors, reviewing results of the Cook 2016 Review and discussing proposed salaries for the other NEOs with Mr. Cargill, the HR Committee recommended and the board approved annual salary increases, effective March 1, 2018, as follows: Mr. Cargill $965,000 (6%), Ms. Anderson $480,000 (10%), Mr. Hudgens $495,000 (3%), and Mr. Ackerson $510,000 (5%).

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers, with an emphasis on performance metrics that drive business success. For 2017, the HR Committee focused on growth in net income and new business PTPP net income, as well as other business and individual objectives. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the annual incentive program approved by the HR Committee, an aggregate incentive pool is established each year. The size of the incentive pool is derived as a percentage of the Company’s pre-tax, pre-annual incentive income. The incentive pool has varied from 5% to 15% of the Company’s pre-tax, pre-annual incentive income depending on the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. Due to our continued profitability, the HR Committee approved an incentive pool for 2017 set at 8% of pre-tax, pre-annual incentive income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year based on actual results compared to the approved financial plan. After verification of final results, the total annual incentive pool and allocation of dollars in the incentive pool among the participants are approved by the HR Committee. This approach provides an effective cap on the size of awards that may be made to the NEOs.

The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions and individual performance. The incentive pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings and other key managers, which includes persons who oversee and provide critical support in such areas as finance, human resources, operations, technology, funding, investments, credit policy, compliance and internal audit. Executive management determines allocations within production and key management groups pursuant to the approved program.

The portion of the total incentive pool allocated to the NEOs is based on the performance of the Company compared to the annual financial plan and other measures of performance. For 2017, it was specifically based on the Company’s net income and new business PTPP net income compared to targets established by the HRC. In addition, the HRC assessed completion of individual NEO objectives.

The range of specific targets and relative weights for each performance metric were as follows:

Net Income (in millions) 50% of Annual Incentive	Payout	New Business PTPP Net Income (in millions) 10% of Annual Incentive	Payout
$165.0	25%	$18.5	25%
173.0	50%	$19.5	50%
182.3	75%	$21.0	75%
191.8	100%	$22.4	100%
201.5	125%	$24.0	125%
210.9	150%	$25.5	150%

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

The HR Committee met in February 2018 to determine annual incentive pool compensation to be paid to the NEOs for the Company’s 2017 performance. In determining the 2017 incentive compensation, the HR Committee considered the Company’s overall performance and growth in net income and new business PTPP net income compared to targets established by the HR Committee, as well as credit quality and individual performance by each NEO. The following results were achieved in 2017:

•

Adjusted net income of $201.5 million, which equaled 127.7% of target. Net income for this purpose was revised upward $4.6 million to reflect certain plan to actual differences that were determined by the HR Committee not to be attributable to management’s performance.

•	New business PTPP net income of $27.8 million, which equaled 150% of target.

Based on these performance measures, annual incentive compensation payouts between 83% and 119% of each NEO’s base salary in effect at December 31, 2017 were awarded, with an average payout of 99% for each of the NEOs. The annual incentive payments for each NEO are detailed below and are set forth in the 2017 Summary Compensation Table:

Name	Target % of Base	Target Annual Incentive	Net Income– 50%	New Business PTPP Net Income– 10%	Credit Quality– 25%	MSOs– 15%	Total Annual Incentive
C. Keith Cargill	100%	$912,000	$582,312	$136,800	$228,000	$136,800	$1,083,912
Julie L. Anderson	70%	304,500	194,423	45,675	76,125	45,675	361,898
Peter B. Bartholow	80%	404,800	258,465	60,720	101,200	60,720	481,105
John D. Hudgens	75%	360,750	230,339	54,112	90,188	54,112	428,751
Vince A. Ackerson	75%	364,500	232,733	54,675	91,125	54,675	433,208

Credit quality considerations, comprising 25% of each NEO’s annual incentive target for 2017, were measured against board approved guidelines and tolerances reviewed by the Risk Committee throughout the year. Each NEO achieved 100% payout related to this target.

Individual MSOs, comprising 15% of each NEO’s annual incentive target for 2017, were submitted to the HR Committee for approval at the beginning of 2017, and performance and achievement were measured by assessing each NEO’s individual leadership and execution of strategic and organizational objectives related to the NEO’s areas of responsibility in the business. The NEOs achieved 100% of their approved objectives during 2017. For 2017, the individual objectives included the following:

•	Successful completion of major initiatives to achieve strategic business objectives;

•	Completion of thorough talent reviews and assessment of future staffing needs for the NEO’s particular business unit;

•	Implementation of organizational changes to deliver superior results while also addressing the changing business climate and regulatory requirements;

•	Personal leadership development planning to ensure each NEO’s continued learning and skill enhancement; and

•	Building strong and trusted partnerships with the community, the industry, key stakeholders, the board, stockholders and regulatory agencies, as appropriate.

In determining annual cash incentives, the HR Committee considers the entire compensation package of each of the NEOs and the performance of that individual. The incentive award potential is intended to be consistent with each NEO’s level of responsibility, position and performance. A percentage of each NEO’s base salary in effect at the end of the prior fiscal year is generally targeted, ranging from 70% to 100%. The Cook 2016 Review confirmed these amounts are consistent with mid-range opportunities among our peer group companies. Individual incentives can be above or below these targets based on the Company’s and NEO’s performance in any given year.

The HR Committee approves the allocation of the remainder of the incentive pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than himself. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments.

Long-Term Incentives

Long-term incentive awards for our NEOs include equity-based awards that are designed to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that equity-based incentives are most effective in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

Long-term incentive grants were made to the NEOs under the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, or the 2015 Plan, in the form of stock-settled RSUs. A percentage of the RSUs vest based on the attainment of certain performance metrics developed by the HR Committee as outlined below, referred to as the performance portion of the awards. The vesting of the remaining percentages, referred to as the time-based portion, occurs on the third anniversary of the date of grant if the named executive is employed by the Company or has retired on an approved basis (generally upon reaching the age of 65 with 12 years of service and providing requested assistance with transitioning responsibilities).

Vesting of the performance portions of the RSUs is subject to the determination by the HR Committee that performance metrics have been achieved without imposing excessive risk to stockholders and that the Company has maintained appropriate standards related to asset quality, capital management, regulatory compliance, expense management relative to revenue and the funding composition and level to support loan growth. For each vesting period, the Committee makes a threshold determination of whether: the Bank’s asset quality and credit controls were at a level comparable to high-performing mid-size banks’ asset quality and credit controls; the Bank maintained a tangible capital ratio comparable to that of other solidly capitalized mid-size banks; the Bank was run efficiently, with a guideline efficiency ratio of 60% or better, while appropriately addressing regulatory requirements; and at least 100% of traditional loans held for investment were supported by core deposits.

The Company made an annual grant of RSUs in June 2015, of which 50% of the grant was tied to performance measures and 50% of the grant was time-based. The performance measures for the 2015 grant were tied to EPS, ROA and TBV objectives for the three-year period ending December 31, 2017. The range of specific targets and relative weights for the performance portion of the 2015 grant were as follows:

EPS– 20% of Grant	Payout	ROA– 20% of Grant	Payout	TBV Growth– 10% of Grant	Payout
$3.70	10%	0.98%	10%	9.0%	5.0%
3.90	15%	1.00%	15%	10.0%	7.5%
4.20	20%	1.05%	20%	11.5%	10.0%
4.35	25%	1.08%	25%	14.0%	12.5%
4.50	30%	1.11%	30%	16.0%	15.0%

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

In 2015, Ms. Anderson was awarded an annual grant of cash-settled units that provide for annual vesting in equal amounts over a four-year period.

The number of stock-settled RSUs awarded in 2015 was based on a targeted percentage of base compensation for each of the NEOs and recognition that the award would effectively cover a three-year period. The 50% performance portion of the RSUs vest as soon as administratively practicable following determination by the HR Committee that the vesting conditions have been achieved. The vested units are then converted into a number of whole shares of common stock equal to the number of vested units and are delivered to the NEO. The value of the 50% performance portion of the RSUs was determined on February 14, 2018, the first administratively practicable day following determination by the HR Committee that the vesting conditions for the three-year period ending December 31, 2017 were achieved. The HR Committee determined that the following performance measures as of December 31, 2017, were achieved:

•

Adjusted EPS of $4.08, resulting in payout of 18.0%. EPS results were adjusted upward for the impact of a $17.6 million ($0.35 per share) write-off of our net deferred tax asset as a result of the enactment of the Tax Cuts and Jobs Act in December 2017.

•	Three-year average ROA of 0.80%, resulting in no payout.

•	Three-year average TBV growth of 12.62%, resulting in payout of 11.1%.

The HR Committee and the board of directors determined that these results were achieved without imposing excessive risk to stockholders and that the Company maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. The actual amounts paid to the NEOs for the 50% performance portion of the RSUs are detailed below and are included in the 2017 Option Exercises and Stock Vested Table. The 50% time-based portion of the award will vest on June 1, 2018, the three-year anniversary of the grant date.

Name	Total Performance Units Granted	Performance Units Earned– EPS	Performance Units Earned– ROA	Performance Units Earned– TBV	Total Performance Units Earned	Value Realized on Vesting(A)
C. Keith Cargill	6,201	2,232	—	1,379	3,611	$333,115
Julie L. Anderson	—	—	—	—	—	—
Peter B. Bartholow	4,042	1,455	—	899	2,354	217,157
John D. Hudgens	3,629	1,306	—	807	2,113	194,924
Vince A. Ackerson	3,491	1,257	—	776	2,033	187,544

(A)	Based on the closing price of our common stock on the vesting date, $92.25.

The Company made an annual grant of RSUs in September 2016 following completion of the Cook 2016 Review. The grants were structured in a manner consistent with the 2015 grants described above; however the 50% time-based portion of the grant vests 66% on March 15, 2019 and 34% on September 28, 2019 so that 66% of the award will vest in accord with the Company’s ordinary effective dates for such grants and 34% of the award will vest on September 28, 2019 in accord with the three-year vesting from date-of-grant requirement for time-based awards under the 2015 Plan. Similar to the 2015 grants described above, the performance measures for the 2016 grant were tied to EPS, ROA and TBV objectives for the three-year period ending December 31, 2018. The range of specific targets and relative weights for the performance portion of the 2016 grant were as follows:

EPS– 20% of Grant	Payout	ROA– 20% of Grant	Payout	TBV Growth– 10% of Grant	Payout
$3.90	10%	0.80%	10%	9.0%	5.0%
4.20	15%	0.84%	15%	10.0%	7.5%
4.41	20%	0.89%	20%	11.5%	10.0%
4.60	25%	0.94%	25%	13.5%	12.5%
4.90	30%	1.00%	30%	16.0%	15.0%

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

In March 2017, the Company made an annual grant of RSUs. The grants were structured in a manner consistent with the 2015 grants described above; however the 50% performance-based portion of the grant was tied to EPS compound annual growth rate (“CAGR”) and return on common equity (“ROCE) CAGR objectives for the three-year period ending December 31, 2019. The 50% time-based portion of the award will vest on March 22, 2020, the three-year anniversary of the grant date. The range of specific targets and relative weights for the performance portion of the 2017 grant were as follows:

EPS CAGR– 12.5% of Grant	Payout	EPS CAGR Peer Group Rank– 12.5% of Grant	Payout	ROCE CAGR– 12.5% of Grant	Payout	ROCE CAGR Peer Group Rank– 12.5% of Grant	Payout
5%	6.25%	Bottom Quartile	6.25%	9.6%	6.25%	Bottom Quartile	6.25%
10%	9.38%	25th% up to 39.9th%	9.38%	9.8%	9.38%	25th% up to 39.9th%	9.38%
15%	12.50%	40th% up to 59.9th%	12.50%	10.0%	12.50%	40th% up to 59.9th%	12.50%
18%	15.63%	60th% up to 74.9th%	15.63%	10.2%	15.63%	60th% up to 74.9th%	15.63%
20%	18.75%	Top Quartile	18.75%	10.4%	18.75%	Top Quartile	18.75%

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

All of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the NEO’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data. Because grants are expressed in specific share numbers and the performance criteria specify minimum and maximum qualifying performance levels, the amount that an NEO may receive from vesting of long-term equity incentives is effectively capped.

The RSUs will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The RSUs provide for accelerated vesting of 100% of the unvested units upon a change in control, as defined under the 2015 Plan, if the NEO is terminated without cause or terminates his or her employment for good reason (each as defined in the NEO’s employment agreement) following the change in control, effective upon such termination, and regardless of whether the performance criteria have been achieved. If an NEO retires upon reaching the age of 65 with at least 12 years of service, a prorated portion of the time-based RSUs will vest based on the number of full years the NEO has been employed since the date of grant, and the performance-based RSUs will continue to vest based on the achievement of the performance goals within the time periods established for such grant. If an NEO violates the provisions of any agreement with the Company that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, any unvested awards will cease to vest, any undelivered shares will be forfeited and any net shares delivered to the NEO with respect to the awards must be immediately returned to the Company.

Other Benefits

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide the 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon the employee’s tenure with the Company. The matching contributions for each NEO are set forth in the 2017 All Other Compensation Table. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. We have not historically provided any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans requiring mandatory Company contributions, to our employees or the NEOs, other than the 401(k) Plan and the Nonqualified Deferred Compensation Plan described below.

Nonqualified Deferred Compensation Plan.    The Company offers a nonqualified deferred compensation plan for our executives and key members of management in order to assist us in attracting and retaining these individuals. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout into deferral accounts that mirror the gains or losses of specified investment funds or market indexes approved by the HR Committee and selected by the participants. These investment alternatives are similar to the choices under the 401(k) plan. The gains and losses credited to each participant’s deferral account are subject to the same investment risk as an actual investment in the specified investment funds or market indexes. The Company did not match deferrals made pursuant to the plan in 2017. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

The Company maintains employment agreements with each of its NEOs. The material terms of each NEO’s employment agreement are described below.

Employment Agreement for Mr. Cargill

Mr. Cargill’s amended and restated employment agreement, which we refer to as the “Cargill Agreement,” has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party. The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. “Cause” as defined in the agreement includes: (1) fraud, misappropriation or embezzlement; (2) the material breach of executive responsibilities, restrictive covenants or fiduciary duties; (3) conviction of a felony or crime of moral turpitude; (4) illegal use of drugs interfering with the performance of his duties; or (5) acceptance of other employment without permission. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

If terminated by the Company without cause or by non-renewal, or by Mr. Cargill for “good reason,” Mr. Cargill would receive a cash payment equal to twelve months’ base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; or (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers.

If, in connection with a change in control, as defined in the Cargill Agreement, Mr. Cargill’s employment is terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s voluntary termination of employment.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing bank or company with a place of business in Texas.

Retirement Transition and Award Agreement between Mr. Bartholow and the Company

On May 30, 2017, the Company announced Mr. Bartholow’s planned retirement from the Company, which became effective December 31, 2017. In connection with his retirement, Mr. Bartholow entered into a Retirement Transition and Award Agreement (the “Retirement Agreement”) with the Company that provides for Mr. Bartholow to receive the following compensation in connection with his retirement and continuation of non-competition and non-solicitation obligations through December 2019:

(1)	Cash payments equal to $759,000 and $510,000 payable in equal semi-monthly installments over a period of eighteen (18) months in accordance with the Company’s regular payroll practices.

(2)	Continued vesting of the performance portion of outstanding RSUs and any other performance-based awards granted to Mr. Bartholow pursuant to the 2015 Plan, prior to December 31, 2017, in accordance with their terms and subject to the achievement of the applicable performance conditions that remained outstanding as of December 31, 2017.

(3)	Continued vesting of the time-based portion of outstanding RSUs that did not otherwise vest on or before December 31, 2017, in accordance with their terms; provided, however, that the value of the time-based portion of outstanding RSUs has been determined using the average closing price of the Company’s common stock for the twenty (20) consecutive trading days immediately prior to May 26, 2017 ($76.37) and all time-based RSUs were converted into the right to receive payment solely in cash on the applicable payment date for each such award.

(4)	A cash bonus opportunity with an aggregate threshold amount equal to $435,000, which includes (a) payment of $217,500 of the cash award on June 30, 2020, and (b) conversion of the remaining 50% of the cash award into 2,848 cash-settled units, subject to vesting based on the same performance metrics and provisions contained in the 2017 RSUs, and subject to certain restrictive covenants that continue in effect for the entire vesting period of the award.

(5)	A one-time lump sum payment of $20,000 as reimbursement for Mr. Bartholow’s out-of-pocket legal expenses and reasonable expenses incurred in connection with the Retirement Agreement and other office and administrative expenses.

Mr. Bartholow will also receive certain health benefits for a period of 18 months following his retirement.

Mr. Bartholow is subject to a two-year restriction on his right to compete with and solicit customers of the Bank. If Mr. Bartholow violates these restrictions, he will forfeit any unpaid portion of the retirement benefits described above.

Amended and Restated Executive Employment Agreement between Ms. Anderson and the Company

The Company entered into an Amended and Restated Executive Employment Agreement with Ms. Anderson effective July 1, 2017 ( the “Anderson Agreement”). Pursuant to the Anderson Agreement, in addition to serving as CFO of the Bank, Ms. Anderson began serving as CFO of the Company. The Anderson Agreement has an 18-month initial term and is automatically renewable for successive one-year terms unless earlier terminated. Pursuant to the Anderson Agreement, Ms. Anderson’s base salary was increased to $435,000 on the effective date.

The Anderson Agreement will terminate upon Ms. Anderson’s death or disability, upon her voluntary termination of employment or upon her termination for cause. Upon any such termination, Ms. Anderson would be entitled to receive her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

Termination for cause means the Company’s termination of Ms. Anderson’s employment for any of the following: (1) fraud, misappropriation or embezzlement; (2) the material breach of Ms. Anderson’s executive responsibilities or of the protective covenants in the Anderson Agreement; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure or non-competition/non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the Anderson Agreement; (6) illegal use of drugs interfering with Ms. Anderson’s performance of her duties under the Anderson Agreement; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company.

If Ms. Anderson’s employment is terminated by the Company without cause or upon notice, or Ms. Anderson terminates her employment for good reason, Ms. Anderson is entitled to a cash severance benefit of twelve months’ base salary plus her average annual cash bonus for the two preceding bonus plan years, and continued medical insurance benefits for twelve months following termination. If Ms. Anderson’s employment is terminated without cause or for good reason within the period beginning 90 days before and ending 18 months following a change in control of the Company, Ms. Anderson is entitled to a cash severance benefit equal to 2.5 times her average base salary and average cash bonus for the two preceding bonus plan years, and continued health and welfare benefits that are no less favorable than the benefits to which Ms. Anderson was entitled prior to the change-in-control for a period of 18 months following termination. “Good reason” is defined as: (1) an assignment of duties that are functionally inferior to the duties set forth in the Anderson Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the Anderson Agreement in connection with certain change in control events.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur except for the cash payments described above that would be owing upon Ms. Anderson’s termination of employment due to death or disability, voluntary termination of employment or termination for cause. If the described adverse conditions occur and Ms. Anderson’s termination of employment is without cause or for good reason, the above described payments would be for a period of six months in lieu of twelve months.

The Anderson Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Ms. Anderson’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during her employment and for the one-year period following her termination or resignation.

Employment Agreements for Mr. Hudgens and Mr. Ackerson

The Company entered into Amended and Restated Executive Employment Agreements with Mr. Hudgens and Mr. Ackerson effective December 18, 2014 (each, an “NEO Agreement”).

Each of the NEO Agreements has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement, and each provides for compensation including base salary and participation in the annual incentive plan for key executives.

Each NEO Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined substantially identically to the Cargill Agreement.

The NEO Agreements provide for severance payments to the executive upon termination of the executive’s employment by us without cause or by the executive for good reason, at which time the executive is entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) an amount equal to the average annual incentive paid to the executive for the two years preceding his or her termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. “Good reason” is defined substantially identically to the Cargill Agreement.

The NEO Agreements include provisions relating to payments upon a change in control that are substantially identical to the terms of the Cargill Agreement, as well as protective provisions triggered under adverse conditions that limit the payments due to the NEOs and non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank.

Indemnification Arrangements

Our certificate of incorporation, bylaws and applicable Delaware law provide indemnification rights to our directors and officers. Our board of directors has granted broader rights to indemnity pursuant to Indemnification Agreements between the Company and each of its directors and NEOs. These indemnification arrangements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification arrangements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time. We are currently considering what impact the loss of deductibility under the Tax Cuts and Jobs Act will have on our the design of our executive compensation plan for 2018, if any.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

This report is submitted by the Human Resources Committee of the board of directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chair

Elysia Holt Ragusa

Steven P. Rosenberg

2017 Summary Compensation Table*

				Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Stock Awards (A)	Annual Incentive Plan Compensation (B)	Long-Term Incentive Plan Compensation (C)	All Other Compensation (D)	Total
C. Keith Cargill President and CEO of the Company; President and CEO of Texas Capital Bank	2017	$910,000	$1,589,270	$1,083,912	$—	$29,462	$3,612,644
	2016	825,000	887,915	756,460	384,943	131,398	2,985,716
	2015	729,167	471,291	425,000	393,563	31,894	2,050,915

Julie L. Anderson CFO, Chief Accounting Officer and Secretary of the Company; CFO of Texas Capital Bank	2017	412,333	572,672	361,898	173,047	24,192	1,544,142
	2016	355,000	256,981	257,353	122,483	64,810	1,056,627
	2015	306,667	—	158,500	133,163	24,903	623,233

Peter B. Bartholow Former CFO and COO of the Company; COO of Texas Capital Bank	2017	505,000	465,443	481,105	—	54,083	1,505,631
	2016	478,000	460,936	347,760	278,755	75,262	1,640,713
	2015	455,333	307,227	208,200	393,563	34,526	1,398,849

John D. Hudgens Chief Risk Officer of the Company; Chief Risk Officer of Texas Capital Bank	2017	480,000	395,888	428,751	—	25,243	1,329,882
	2016	455,833	412,039	262,551	248,887	65,051	1,444,361
	2015	431,833	275,847	182,250	324,896	26,426	1,241,252

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2017	485,000	400,017	433,208	—	42,913	1,361,138
	2016	454,166	407,312	298,518	219,019	69,263	1,448,278
	2015	425,000	265,315	180,500	289,401	34,876	1,195,092

For a description of the employment agreements applicable to the NEOs, refer to the “Employment Agreements” section of the “Compensation Discussion and Analysis.”

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent the aggregate grant date fair value of RSUs, determined in accordance with Accounting Standard Codification (ASC) Topic 718. With respect to the 2017 awards granted on March 22, 2017, 50% of the award is time-based with cliff vesting occurring at the end of three years, on March 22, 2020, and 50% of the award is performance-based with vesting occurring on the first administratively practicable day following determination by the HR Committee that certain performance targets were achieved and subject to the NEO’s continued employment over a three-year period ending December 31, 2019. The amounts presented for the 50% performance-based portion of the 2017 awards reflect the value of the award at target based on the probable outcome of the performance targets determined as of the grant date. The value of the 50% performance-based portion of the 2017 awards for each NEO at the grant date assuming that the highest levels of performance targets are achieved is as follows: Mr. Cargill $1,191,953, Ms. Anderson $242,011, Mr. Bartholow $349,122, Mr. Hudgens $296,956 and Mr. Ackerson $300,053. Amounts for Ms. Anderson also include a July 18, 2017 special award of RSUs granted upon her promotion to CFO of the Company which vests 20% on each of the first five anniversaries of the grant date.

(B)	Amounts represent payouts under our annual incentive program. For further details of the targets and performance related to the payout of these amounts, refer to the “Annual Incentive Compensation” section of the “Compensation Discussion and Analysis.”

(C)	Amounts represent payouts related to cash-settled units For further details of the targets and performance related to the payout of these amounts, refer to the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

(D)	See additional description in 2017 All Other Compensation Table.

2017 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(A)	Insurance Premiums	Company Contributions to 401(k) Plans	Total
C. Keith Cargill	2017	$10,472	$2,671	$16,320	$29,462
Julie L. Anderson	2017	7,200	1,603	15,389	24,192
Peter B. Bartholow	2017	37,079	2,033	14,971	54,083
John D. Hudgens	2017	7,200	2,446	15,597	25,243
Vince A. Ackerson	2017	22,964	2,371	17,578	42,913

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Cargill $3,272, Mr. Bartholow $9,879 and Mr. Ackerson $15,764. Also includes a $20,000 one-time lump sum payment for legal fees and other expense reimbursements made to Mr. Bartholow pursuant to his Retirement Agreement. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement.

2017 Grants of Plan Based Awards Table*

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
C. Keith Cargill	3/22/2017	(A)	$—	$—	$—	5,004	10,008	15,012	—	$794,635
	3/22/2017	(B)	—	—	—	—	—	—	10,008	794,635
	4/18/2017	(C)	228,000	912,000	1,185,600	—	—	—	—	—
Julie L. Anderson	3/22/2017	(A)	—	—	—	1,016	2,032	3,048	—	161,341
	3/22/2017	(B)	—	—	—	—	—	—	2,032	161,341
	4/18/2017	(C)	76,125	304,500	395,850	—	—	—	—	—
	7/18/2017	(D)	—	—	—	—	—	—	3,205	249,990
Peter B. Bartholow	3/22/2017	(A)	—	—	—	1,466	2,931	4,397	—	232,721
	3/22/2017	(B)	—	—	—	—	—	—	2,931	232,721
	4/18/2017	(C)	101,200	404,800	526,240	—	—	—	—	—
	6/30/2017	(E)	126,594	253,187	379,781	—	—	—	—	—
John D. Hudgens	3/22/2017	(A)	—	—	—	1,247	2,493	3,740	—	197,944
	3/22/2017	(B)	—	—	—	—	—	—	2,493	197,944
	4/18/2017	(C)	90,188	360,750	468,975	—	—	—	—	—
Vince A. Ackerson	3/22/2017	(A)	—	—	—	1,260	2,519	3,779	—	200,009
	3/22/2017	(B)	—	—	—	—	—	—	2,519	200,009
	4/18/2017	(C)	91,125	364,500	473,850	—	—	—	—	—

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent awards of RSUs made under the 2015 Plan that will vest based upon the Company’s achievement of certain performance measures, subject to the NEO’s continued employment by the Company over a three-year period ending December 31, 2019. Based on the defined objectives of the awards the NEO has the opportunity to vest between 0% and 150% of the RSUs. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, $79.40, and reflects the value of the award at target based on the probable outcome of the performance measures determined as of the grant date in accordance with ASC 718 and pursuant to the 2015 Plan. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information on the RSU grants.

(B)	Amounts represent awards of RSUs made under the 2015 Plan that will cliff vest at the end of three years on March, 22, 2020. The grant date fair value is based on the closing price of our common stock on the date of grant, or $79.40.

(C)	Amounts represent potential payments under our annual incentive program. The actual amount earned in 2017 was paid in February 2018 and is shown in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table. See “Executive Compensation — Compensation Discussion and Analysis — Annual Incentive Compensation,” for more information regarding our 2017 annual incentive program.

(D)	Amounts represent a special award of RSUs made under the 2015 Plan granted to Ms. Anderson upon her promotion to CFO of the Company. The award vests 20% on each of the first five anniversaries of the grant date. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, $78.00, and reflects the value of the award as of the grant date in accordance with ASC 718.

(E)	Amounts represent a non-equity incentive plan award of 2,848 cash-settled units granted to Mr. Bartholow pursuant to his Retirement Agreement. The awards are subject to vesting based on the same performance metrics and provisions applicable to the 2017 RSUs and his continued compliance with non-competition and other conditions pursuant to his Retirement Agreement. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement. Amounts are based on the December 31, 2017, closing market price of our common stock of $88.90.

2017 Outstanding Equity Awards at Fiscal Year-end Table*

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(A)	Market Value of Shares or Units of Stock That Have Not Vested(A)(B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(C)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(B)(C)
C. Keith Cargill	3/22/2017	10,008	$889,711	10,008	$889,711
	9/28/2016	10,895	968,566	10,895	968,566
	6/1/2015	6,201	551,269	—	—
Julie L. Anderson	7/18/2017	3,205	284,925	—	—
	3/22/2017	2,032	180,645	2,032	180,645
	9/28/2016	3,153	280,302	3,153	280,302
Peter B. Bartholow	3/22/2017	2,931	260,566	2,931	260,566
	9/28/2016	5,656	502,818	5,656	502,818
	6/1/2015	4,042	359,334	—	—
John D. Hudgens	3/22/2017	2,493	221,628	2,493	221,628
	9/28/2016	5,056	449,478	5,056	449,478
	6/1/2015	3,629	322,618	—	—
Vince A. Ackerson	3/22/2017	2,519	223,939	2,519	223,939
	9/28/2016	4,998	444,322	4,998	444,322
	6/1/2015	3,491	310,350	—	—

*	Columns for which no amounts are reported have been deleted.

(A)	Awards granted 3/22/2017 cliff vest at the end of three years on 3/22/2020. Awards granted 9/28/2016 cliff vest 66% on 3/15/2019 and 34% on 9/28/2019. Awards granted 6/1/2015 cliff vest at the end of three years on 6/1/2018. Award granted to Ms. Anderson on 7/18/2017 cliff vests 20% on each of the first five anniversaries of the grant date.

(B)	Based on the December 31, 2017 closing market price of our common stock of $88.90.

(C)	Awards granted on March 22, 2017 and September 28, 2016 will vest based upon the Company’s achievement of certain performance targets and the executive’s continued employment by the Company over the three-year periods ending December 31, 2019 and December 31, 2018, respectively. Awards are shown at target.

2017 Option Exercises and Stock Vested Table*

	Stock Awards
Name	Number of Shares Acquired on Vesting(A)	Value Realized on Vesting(B)
C. Keith Cargill	3,611	$333,115
Julie L. Anderson	—	—
Peter B. Bartholow	2,354	217,157
John D. Hudgens	2,113	194,924
Vince A. Ackerson	2,033	187,544

*	Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent gross shares exercised or vested. Actual shares issued, net of taxes, were 2,730 to Mr. Cargill, 1,725 to Mr. Bartholow, 1,566 to Mr. Hudgens, and 1,506 to Mr. Ackerson.

(B)	The value realized by the NEO upon the vesting of RSUs is calculated by multiplying the number of shares of stock vested by $92.25, the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

2017 Pension Benefits Table

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs.

2017 Nonqualified Deferred Compensation Table*

Name	NEO Contributions in Last Fiscal Year(A)	Aggregate Earnings/(Loss) in Last Fiscal Year(B)	Aggregate Balance at Last Fiscal Year End(C)
C. Keith Cargill	$370,555	$56,646	$608,762
Julie L. Anderson	—	176	40,176
Peter B. Bartholow	—	5,599	50,546
John D. Hudgens	—	176	40,176
Vince A. Ackerson	344,139	70,883	696,005

For a description of the non-qualified deferred compensation plan, refer to the “Other Benefits — Nonqualified Deferred Compensation Plan” section of the “Compensation Discussion and Analysis”.

*	Columns for which no amounts are reported have been deleted.

(A)	Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

(B)	Aggregate earnings do not reflect “above market or preferential earnings” and are not included in the 2017 Summary Compensation Table.

(C)	Amounts represent the total compensation deferred by each NEO and discretionary contributions made to each NEO by the Company, together with any related earnings attributed to either in accordance with each NEOs deferral account investment selections. All contribution amounts are included in the 2017 Summary Compensation Table.

2017 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract upon a termination of service for each of the reasons stated below, described more completely in the “Employment Agreements” section of the “Compensation Discussion and Analysis”. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2017 and that the price per share of our common stock was the closing market price as of that date, $88.90.

Name	Termination Without Cause or For Good Reason	Change in Control: Termination Without Cause or For Good Reason	Death	Disability	Retirement
C. Keith Cargill
Severance(A)	$1,832,186	$4,469,215	$—	$—	$—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	4,367,822	4,367,822	4,367,822	4,367,822
Other benefits(D)	30,718	61,436	—	—	—
Julie L. Anderson
Severance(A)	744,626	1,733,230	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,550,411	1,550,411	1,550,411	—
Other benefits(D)	28,468	42,702	—	—	—
Peter B. Bartholow
Severance(E)	1,269,000	1,486,500	—	—	1,486,500	(F)
Death/disability(E)	—	—	1,269,000	1,269,000	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	2,179,290	2,179,290	2,179,290	2,179,290	(F)
Other benefits(D)	—	—	—	—	20,214	(F)
John D. Hudgens
Severance(A)	826,651	2,033,918	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,704,830	1,704,830	1,704,830	—
Other benefits(D)	34,587	51,880	—	—	—
Vince A. Ackerson
Severance(A)	851,863	2,088,615	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,686,873	1,686,873	1,686,873	—
Other benefits(D)	34,617	51,925	—	—	—

(A)	If an NEO is terminated without cause or for good reason, severance is equal to twelve months of base salary plus the average incentive compensation paid during the prior two-year period and will be paid over a period of twelve months. If the NEO’s termination occurs in connection with a change in control, severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period and will be paid in a lump sum within 30 days of the NEO’s termination.

(B)	Employment agreements provide for no payment upon their death or disability.

(C)

Includes immediate vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the December 31, 2017 closing price of our common stock of $88.90. Ms. Anderson and Messrs. Hudgens and Ackerson had not met the age and service conditions as of December 31, 2017 to be eligible for the accelerated vesting of long-term incentives upon retirement. Also includes unvested discretionary Company contributions made under the nonqualified deferred compensation plan that immediately vest upon the participant’s death or disability, or termination without cause or with good reason within 18 months of a change in control.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Messrs. Cargill, Hudgens, and Ackerson and Ms. Anderson would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill would receive 24 months of benefits, and Ms. Anderson and Messrs. Hudgens and Ackerson would each receive 18 months of benefits. Mr. Bartholow began receiving 18 months of benefits upon his retirement. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement. Cost includes both employer and employee coverage.

(E)	Mr. Bartholow’s retirement agreement provided for a severance payment equal to eighteen months of base salary plus a cash payment equal to $510,000 for a termination without cause prior to his retirement date (the “Cash Severance Payments”). In the event of his death or disability, any unpaid Cash Severance Payments will be paid to Mr. Bartholow’s estate. If a change in control occurs subsequent to his retirement date, he is eligible to receive 1) any unpaid Cash Severance Payments and 2) payment of a $217,500 cash award. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement.

(F)	Amounts shown are subject to Mr. Bartholow’s continued compliance with non-compete, non-solicitation and other conditions pursuant to his Retirement Agreement. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Bartholow and the Company for more information regarding the terms of Mr. Bartholow’s retirement.

2017 Director Compensation Table*

For service on our board of directors in 2017, our non-employee directors were paid an annual retainer of $50,000 and a fee of $1,500 per meeting. Our chairman received an additional $65,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,500 per committee meeting attended. Directors serving as chairman of the Audit Committee and HR Committee received an additional $30,000 and $20,000 per year, respectively, for serving in those roles and the directors serving as chairman of the Governance and Nominating Committee and Risk Committee received an additional $15,000 per year for serving in those roles. Members attending special meetings of the board and committees were paid $1,500 per meeting, or $750 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of restricted stock units with an aggregate grant date fair value of approximately $55,000, granted at the board meeting immediately following each year’s annual meeting of stockholders, that vest in equal amounts on the first, second and third anniversaries of the date of grant in accordance with the 2015 Plan. New directors receive a grant of restricted common stock with an aggregate grant date fair value of $50,000 as to which restrictions lapse as to equal numbers of shares on the first, second and third anniversaries of the date of grant.

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2017 fiscal year. Amounts below also include fees paid for service on subsidiary board committees. Members of subsidiary board committees receive $1,500 per committee meeting attended.

Name	Fees Earned Or Paid In Cash(A)	Stock Awards(B)	All Other Compensation	Total
Jonathan E. Baliff(D)	$15,500	$96,174	$—	$111,674
James H. Browning(C)	113,750	55,002	—	168,752
Preston M. Geren III(C)	69,500	55,002	—	124,502
Larry L. Helm(C)	137,500	55,002	—	192,502
Charles S. Hyle(C)	93,500	55,002	—	148,502
Elysia Holt Ragusa(C)	94,250	55,002	—	149,252
Steven P. Rosenberg(C)	88,250	55,002	—	143,252
Robert W. Stallings(C)	69,500	55,002	—	124,502
Dale W. Tremblay(C)	88,750	55,002	—	143,752
Ian J. Turpin(C)	80,000	55,002	—	135,002
Patricia A. Watson(E)	71,750	55,002	—	126,752

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent meeting fees paid upon attendance of board and committee meetings, annual retainer fees and fees for service as chairman of the board or a committee.

(B)	Amounts represent the aggregate grant date fair value determined in accordance with ASC 718 of all stock awards granted pursuant to the 2015 Plan. On April 18, 2017, all currently serving directors received 698 RSUs with a grant date fair value of $78.80 per share which will vest one-third on each anniversary of the grant date. In connection with his election on July 18, 2017, Mr. Baliff received grants of 592 RSUs, representing a partial grant for 2017 service, and 641 shares of restricted stock, representing an annual grant, both with grant date fair values of $78.00 per share. The RSUs will vest as to one-third of the shares on each anniversary of the grant date. The restrictions applicable to the shares of restricted stock will lapse as to one-third of the shares on each anniversary of the grant date.

(C)	As of December 31, 2017, Mr. Browning, Geren, Helm, Hyle, Rosenberg, Stallings, Tremblay and Turpin and Ms. Ragusa held 1,652 unvested RSUs, and the following directors held vested SARS: Mr. Browning, 3,000; Mr. Helm, 9,000; Mr. Rosenberg, 9,000; Mr. Stallings, 600; and Mr. Turpin, 5,100.

(D)	As of December 31, 2017, Mr. Baliff held 592 unvested RSUs and 641 shares of restricted stock subject to continuing restrictions.

(E)	As of December 31, 2017, Ms. Watson held 1,600 unvested RSUs and 490 shares of restricted stock subject to continuing restrictions.

CEO PAY RATIO

Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of our CEO for 2017 and future years.

In order to determine the median employee, we prepared a list of all employees as of December 31, 2017, along with their gross income as reported on IRS form W-2 for 2017. Gross income as reported on IRS form W-2 for 2017 was annualized for those employees that were not employed for the full year.

After identifying the median employee we calculated that employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table.

The annual compensation for 2017 for the CEO was $3,612,644 and for the median employee was $91,315. The resulting ratio of our CEO’s pay to that of our median employee for 2017 was 39.6 to 1.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the HR Committee of the board of directors of the Company was an officer or employee of the Company during 2017 or any other time. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However, it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

In February 2018, the Bank signed an agreement with TSYS, under which TSYS will provide transaction processing services to the Bank in exchange for a fee, estimated to be $400,000 to $600,000 per year. Patricia A. Watson, a member of the Company’s board of directors, is the Senior Executive Vice President and Chief Information Officer of TSYS. The board determined that the transaction did not affect Ms. Watson’s independence.

The Company has policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and the Nasdaq Stock Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2017, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(A)	498,095	$30.12	2,169,324	(B)
Equity compensation plans not approved by security holders	—	—	—
Total	498,095	$30.12	2,169,324

(A)	Includes 74,363 shares issuable pursuant to outstanding SARs with a weighted average exercise price of $30.12 and 423,732 shares issuable pursuant to outstanding RSUs. Since RSUs have no exercise price, they are not included in the weighted average exercise price calculation.

(B)	All of these shares are available for issuance pursuant to grants of full-value awards.

AUDITOR FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP to continue as our independent registered public accounting firm for the 2018 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories were (in thousands):

	2017	2016
Audit fees	$1,455	$1,675
Audit-related fees	—	—
Tax fees	273	330
Total	$1,728	$2,005

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Tax fees included various federal, state and local tax services, as well as tax consultations.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services provided that the chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2019 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2019 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2019

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2019 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than November  8, 2018.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2017 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2017 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHARES, INC.®

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, April 17, 2018
Time:	9:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3.

1:	Election of Directors
Directors Recommend
		For		Withhold	Ô
	01 C. Keith Cargill	☐		☐	For
	02 Jonathan E. Baliff	☐		☐	For
	03 James H. Browning	☐		☐	For
	04 Larry L. Helm	☐		☐	For
	05 David S. Huntley	☐		☐	For
	06 Charles S. Hyle	☐		☐	For
	07 Elysia Holt Ragusa	☐		☐	For
	08 Steven P. Rosenberg	☐		☐	For
	09 Robert W. Stallings	☐		☐	For
	10 Dale W. Tremblay	☐		☐	For
	11 Ian J. Turpin	☐		☐	For
	12 Patricia A. Watson	☐		☐	For

		For	Against	Abstain
2:	Advisory vote on compensation of named executive officers.	☐	☐	☐	For

3:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TEXAS CAPITAL BANCSHARES, INC.®

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, April 17, 2018

for Holders as of February 21, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints C. Keith Cargill and Julie L. Anderson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
All votes must be received by 5:00 P.M., Eastern Time, April 16, 2018. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, April 12, 2018.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
April 17, 2018 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints C. Keith Cargill and Julie L. Anderson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, April 17, 2018, at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)